JACKSONVILLE BANCORP ANNOUNCES

RECORD QUARTERLY EARNINGS

JACKSONVILLE, FLA., August 8, 2011 / PRNewswire /—

Highlights

•	Net Income of $1.1 million for the quarter

•	Net income of $1.5 million for the six-month period ended June 30, 2011

•	14% Increase in noninterest bearing deposits

•	Five straight quarters of improving net interest margin

•	Net interest margin of 4.45% for the quarter

Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (“Bank”), reported net income for the three months ended June 30, 2011 of $1.1 million, or $.18 per basic and diluted common share, compared to the second quarter 2010 net loss of $992 thousand, or ($.57) per basic and diluted common share. Net income was $1.5 million, or $.25 per basic and diluted common share, for the six months ended June 30, 2011, compared to a net loss of $2.0 million, or ($1.13) per basic and diluted common share, for the same period in 2010. Book value and tangible book value per common share at June 30, 2011 were $9.27 and $6.50, respectively.

Total assets were $615.3 million at June 30, 2011, compared to $452.2 million at June 30, 2010. Net loans increased by 26.6% to $473.4 million as of June 30, 2011, compared to $373.9 million as of June 30, 2010. Total deposits increased 33.1% to $521.2 million as of June 30, 2011, compared to $391.7 million as of June 30, 2010. When comparing deposits to December 31, 2010, there has been a reduction in total deposits of $41.0 million driven by run-off in more costly time deposits of $43.1 million, and MMDA, NOW and savings deposits of $7.8 million, offset by an increase in noninterest bearing accounts of $9.9 million, or 14%.

On November 16, 2010, Bancorp acquired Atlantic BancGroup, Inc. (“ABI”) pursuant to an agreement and plan of merger that provided for the merger of ABI with and into Bancorp. The ABI merger increased our branch locations from five full-service branches to eight full-service branches as well as expanded our geographic footprint into the Jacksonville beaches market.

On February 11, 2011, as a result of the Company’s strategy to strengthen its balance sheet by lowering the amount of substandard assets, the Bank sold 40 substandard loans for $13.9 million through a bulk sale. These loans were classified as held-for-sale on the Company’s consolidated balance sheet as of December 31, 2010 and through the date of the sale at their fair value.

Price Schwenck, President and CEO of the Company, made these comments: “The rapid and successful integration with Oceanside Bank has been very exciting and has given us tremendous confidence. We will continue to provide our existing and potential customers with a level of service that can only be offered by an extraordinary community bank. We believe there has never been a better time to be opportunistic by serving our community one customer at a time.”

The Bank continued to exceed regulatory standards of being “well capitalized” with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.0%, 9.7% and 8.1%, respectively, at June 30, 2011.

As of June 30, 2011, nonperforming assets were $42.7 million, or 6.9% of total assets, compared to $12.5 million, or 2.8% of total assets a year ago. The increase in nonperforming assets from the second quarter of 2010 to the second quarter of 2011 is primarily a result of the challenging current economic environment in which the Company operates.

The following table presents unaudited pro forma information for two quarters of 2010 as if the acquisition of ABI had occurred at the beginning of 2010. The pro forma financial information is not necessarily indicative of the results that would have occurred for the period had the transaction been effected on the assumed date.

	For the Period Ended
	June 30, 2011 (1)	March 31, 2011 (1)	December 31, 2010 (1)	Pro forma September 30, 2010	Pro forma June 30, 2010
Nonperforming Assets

Nonperforming loans (2)	$39,542	$37,101	$35,017	$20,541	$10,249
Loans past due over 90 days still on accrual	—	—	—	510	2,029
Total nonperforming loans (2)	39,542	37,101	35,017	21,051	12,278
Foreclosed assets, net	3,172	3,543	5,733	9,429	8,586
Total nonperforming assets	42,714	40,644	40,750	30,480	20,864
Nonperforming loans and foreclosed assets as a percent of total assets (2)	6.94%	6.51%	6.25%	4.17%	2.90%
Nonperforming loans as a percent of gross loans (2)	8.15%	7.36%	6.83%	3.83%	1.89%
Loans past due 30-89 days, still accruing	$12,883	$14,365	$12,527	$8,719	$11,074

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

The decrease in loans past due 30-89 days, still accruing interest, is largely due to a shift of loans to greater than 90 days past due. Loans past due greater than 90 days increased $4.9 million from $31.2 million for the three months ended March 31, 2011 to $36.1 million for the three months ended June 30, 2011.

The allowance for loan losses was 2.47% of total loans at June 30, 2011, compared to 2.16% for the comparable period in 2010 and 2.55% at December 31, 2010. Provision for loan loss expense was $1.1 million and $3.0 million for the three-and six-month periods ended June 30, 2011, respectively, compared to $1.9 million and $4.3 million for the same periods in 2010. The Company has recorded net charge-offs of $447 thousand and $4.1 million for the three- and six-month periods ended June 30, 2011, respectively, compared to $1.3 million and $3.0 million for the comparable periods in 2010. The increased level of charge-offs for the six months ended June 30, 2011 is due to ongoing deterioration of collateral values as a result of the current economic environment and the Company’s strategy to strengthen its balance sheet by lowering the amount of substandard assets through such avenues as short sales.

Valerie Kendall, Executive Vice President and Chief Financial Officer of the Company, stated, “We have remained diligent in directing our resources toward activities within our control: strengthening the balance sheet mix, managing the quality of our assets, and adhering to strict cost controls. The results of these efforts are reflected in the Company’s record quarterly earnings and continuous improvement in our ‘core’ earnings.”

Net income for the three- and six-month periods ended June 30, 2011 increased to $1.0 million and $1.5 million, respectively, compared to a net loss of $992 thousand and $2.0 million during the comparable periods in 2010. The increase in net income is primarily driven by the acquisition of ABI that resulted in the net accretion of purchase accounting adjustments. Net income also increased due to a decrease in the provision for loan losses. Pre-provision, pre-OREO, pre-M&A and pre-tax earnings were $2.5 million for the second quarter ended June 30, 2011, compared to $1.1 million for the same period a year ago. The increase in pre-provision, pre-OREO, pre-M&A, and pre-tax earnings from the previous year is due to the acquisition of ABI.

Interest income increased by $2.4 million and $4.3 million during the three- and six-month periods ended June 30, 2011, respectively, when compared to the same periods in the prior year. This was due to an increase in average earning assets of $133.8 million and $147.1 million during the three- and six-month periods ended June 30, 2011, respectively, when compared to the same periods in the prior year. The yield on these assets increased to 5.74% and 5.54% for the three- and six-month periods ended June 30, 2011, respectively, compared to 5.33% and 5.42% for the same periods in the prior year. The increase in average earning assets was due to the merger with ABI. Further, loans acquired in the merger with ABI had a yield that was higher than the contractual rate of interest as a result of purchase accounting adjustments. This resulted in additional interest income and was approximately $980 thousand and $1.6 million for the three- and six-month periods ended June 30, 2011.

Interest expense decreased by $402 thousand and $758 thousand during the three- and six-month periods ended June 30, 2011, respectively, when compared to the same periods in the prior year. This was due to a decrease in the average cost of interest-bearing liabilities to 1.52% and 1.51% for the three- and six- month periods ended June 30, 2011, respectively, compared to 2.32% and 2.35% for the same periods in the prior year. This decrease reflects the ongoing reduction in interest rates paid on deposits as a result of the repricing of deposits in the current market environment. Additionally, the Company has adopted a strategy to allow our more expensive national CD’s to run-off or reprice at our current local rates as they mature.

The additional interest income from loans acquired from ABI is also driving the increase in the net interest margin to 4.45% and 4.25% for the three- and six-month periods ended June 30, 2011, respectively, compared to 3.27% and 3.33% for the same periods in the prior year. The impact of the additional income related to the accretion of purchase accounting adjustments adds approximately 69 basis points to the net interest margin for the three months ended June 30, 2011 and 56 basis points for the six months ended June 30, 2011.

Noninterest income for the first three- and six-month periods ended June 30, 2011 increased to $404 thousand and $800 thousand, respectively, compared to $286 thousand and $534 thousand in the same periods in the prior year. The increase is driven largely by the increased volume of transactions as a result of the merger with ABI. In addition, there was a small gain on the sale of municipal securities in the second quarter of 2011.

Noninterest expense increased to $8.9 million for the six months ended June 30, 2011, compared to $6.5 million during the same period in 2010. The 36.9% increase in expense is attributable to additional costs absorbed as a result of the merger with ABI as our branch locations increased from five locations as of June 30, 2010 to eight locations as of June 30, 2011.

The income tax benefit for the six months ended June 30, 2011 was $465 thousand, compared to an income tax benefit of $1.2 million for the six months ended June 30, 2010. The tax benefit for the six months ended June 30, 2011 is the result of benefits derived from tax-free municipal bonds and tax-free income earned on the bank-owned life insurance policies. In addition, as a result of the merger with ABI, there is a significant limitation on the amount of net operating losses and net unrealized built-in losses that can be utilized by the Company. As a result, the Company recorded a valuation allowance of $10.5 million at December 31, 2010. This was substantially related to assets acquired through the merger with ABI as they are not “more likely than not” to be realized due to Section 382 of the Internal Revenue Code. During the six-month period ending June 30, 2011, a portion of the deferred tax assets attributable to ABI has been reduced and a corresponding adjustment to the valuation allowance was recorded.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $615 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

This press release contains non-GAAP financial disclosures for pre-provision, pre-OREO, pre-M&A and pre-tax earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. As analysts and investors view pre-provision, pre-OREO, pre-M&A and pre-tax earnings as an indicator of the Company’s ability to absorb credit losses, we disclose this amount in addition to net earnings. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended
	June 30, 2011 (1)	March 31, 2011 (1)	December 31, 2010 (1)	September 30, 2010	June 30, 2010
Earnings Summary
Total interest income	$8,105	$7,740	$6,752	$5,666	$5,749
Total interest expense	1,820	1,864	1,914	1,926	2,222
Net interest income	6,285	5,876	4,838	3,740	3,527
Provision for loan losses	1,109	1,929	11,894	799	1,920
Net interest income (loss) after provision for loan losses	5,176	3,947	(7,056)	2,941	1,607
Noninterest income	404	396	341	299	286
Noninterest expense	4,651	4,250	6,730	3,865	3,443
Income (loss) before income tax	929	93	(13,445)	(625)	(1,550)
Income tax benefit	(119)	(346)	(4,331)	(276)	(558)
Net income (loss)	$1,048	$439	$(9,114)	$(349)	$(992)

Summary Average Balance Sheet
Loans, gross	$494,217	$516,477	$453,057	$381,282	$387,961
Securities	66,778	65,048	46,600	27,925	27,327

Other earning assets	5,518	5,342	8,958	2,208	17,384

Total earning assets	566,513	586,867	508,615	411,415	432,672

Other assets	46,731	45,951	44,078	23,922	20,656

Total assets	$613,244	$632,818	$552,693	$435,337	$453,328

Interest bearing liabilities	$479,491	$505,160	$441,106	$367,957	$384,776
Other liabilities	80,543	75,363	68,444	42,177	42,380
Shareholders’ equity	53,210	52,295	43,143	25,203	26,172
Total liabilities and shareholders’ equity	$613,244	$632,818	$552,693	$435,337	$453,328

Per Share Data
Basic earnings per share	$0.18	$0.07	$(2.42)	$(0.20)	$(0.57)
Diluted earnings per share	$0.18	$0.07	$(2.42)	$(0.20)	$(0.57)
Basic weighted average shares outstanding	5,889,288	5,888,809	3,761,970	1,750,197	1,749,443
Diluted weighted average shares outstanding	5,891,030	5,890,306	3,761,970	1,750,197	1,749,443
Book value per basic share at end of period	$9.27	$8.96	$8.81	$14.07	$14.30
Tangible book value per basic share at end of period	$6.50	$6.27	$6.28	$14.07	$14.30
Total shares outstanding at end of period	5,889,822	5,888,809	5,888,809	1,750,437	1,750,437
Closing market price per share	$6.59	$6.99	$7.38	$7.77	$10.90

Selected Ratios
Return on average assets	0.69%	0.28%	(6.54)%	(0.32)%	(0.88)%
Return on average equity	7.90%	3.40%	(83.81)%	(5.49)%	(15.20)%
Average equity to average assets	8.68%	8.26%	7.81%	5.79%	5.77%
Tangible common equity to tangible assets	6.39%	6.07%	5.81%	5.76%	5.54%
Interest rate spread	4.22%	3.85%	3.55%	3.38%	3.00%
Net interest margin	4.45%	4.06%	3.77%	3.61%	3.27%
Allowance for loan losses as a percentage of total loans (2)	2.47%	2.25%	2.55%	2.35%	2.16%
Allowance for loan losses as a percentage of NPL’s (2)	30.33%	30.54%	37.32%	56.45%	128.17%
Ratio of net charge-offs as a percentage of average loans	.36%	2.88%	6.78%	0.13%	1.33%
Efficiency ratio	69.53%	67.76%	129.95%	95.69%	90.30%

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

Summary Balance Sheet	June 30 2011 (1)	March 31 2011 (1)	December 31, 2010 (1)	September 30, 2010	June 30, 2010

Cash and cash equivalents	24,313	12,601	20,297	4,542	23,131

Securities	63,796	65,189	66,262	25,978	28,648

Loans held for sale	—	—	13,910	—	—

Loans, gross	485,442	503,919	512,765	379,420	382,133

Allowance for loan losses	11,993	11,331	13,069	8,922	8,248

Loans, net	473,449	492,588	499,696	370,498	373,885

Goodwill	14,210	13,621	12,498	—	—

Other intangible assets, net	2,069	2,223	2,376	—	—

All other assets	37,427	38,421	36,794	26,812	26,564

Total assets	615,264	624,643	651,833	427,830	452,228

Deposit accounts	521,233	529,783	562,187	361,436	391,698

All other liabilities	39,456	42,076	37,787	41,762	35,499

Shareholders’ equity	54,575	52,784	51,859	24,632	25,031

Total liabilities and shareholders’ equity	615,264	624,643	651,833	427,830	452,228

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	Six Months Ended
	June 30, 2011 (1)	June 30, 2010
Earnings Summary
Total interest income	$15,845	$11,544
Total interest expense	3,684	4,442
Net interest income	12,161	7,102
Provision for loan losses	3,038	4,295
Net interest income (loss) after provision for loan losses	9,123	2,807
Noninterest income	800	534
Noninterest expense	8,901	6,529
Income (loss) before income tax	1,022	(3,188)
Income tax benefit	(465)	(1,208)
Net income (loss)	$1,487	$(1,980)

Summary Average Balance Sheet
Loans, gross	$505,286	$389,508
Securities	65,918	26,339
Other earning assets	5,430	13,731
Total earning assets	576,634	429,578
Other assets	46,343	21,034
Total assets	$622,977	$450,612
Interest bearing liabilities	$492,255	$381,105
Other liabilities	77,967	42,741
Shareholders’ equity	52,755	26,766
Total liabilities and shareholders’ equity	$622,977	$450,612

Per Share Data
Basic earnings per share	$0.25	$(1.13)
Diluted earnings per share	$0.25	$(1.13)
Basic weighted average shares outstanding	5,889,050	1,749,140
Diluted weighted average shares outstanding	5,890,584	1,749,140
Book value per basic share at end of period	$9.27	$14.30
Tangible book value per basic share at end of period	$6.50	$14.30
Total shares outstanding at end of period	5,889,822	1,750,437
Closing market price per share	$6.59	$10.90

Selected Ratios
Return on average assets	0.48%	(0.89)%
Return on average equity	5.68%	(14.92)%
Average equity to average assets	8.47%	5.94%
Tangible common equity to tangible assets	6.39%	5.54%
Interest rate spread	4.03%	3.07%
Net interest margin	4.25%	3.33%
Allowance for loan losses as a percentage of total loans (2)	2.47%	2.16%
Allowance for loan losses as a percentage of NPL’s (2)	30.33%	128.17%
Ratio of net charge-offs as a percentage of average loans	1.64%	1.50%
Efficiency ratio	68.68%	85.50%

(1)	Amounts include merger with ABI

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

Summary Balance Sheet	June 30, 2011 (1)	June 30, 2010

Cash and cash equivalents	$24,313	$23,131
Securities	63,796	28,648
Loans, net	473,449	373,885
Goodwill	14,210	—

Other intangible assets, net	2,069	—

All other assets	37,427	26,564

Total assets	$615,264	$452,228

Deposit accounts	$521,233	$391,698
All other liabilities	39,456	35,499
Shareholders’ equity	54,575	25,031

Total liabilities and shareholders’ equity	$615,264	$452,228

(1)	Amounts include merger with ABI

GAAP to Non-GAAP Reconciliation

	June 30, 2011 (1)	March 31, 2011 (1)	December 31, 2010 (1)	September 30, 2010	June 30, 2010
Net income (loss)	$1,048	$439	($9,114)	(349)	(992)
Plus: Total provision for loan losses	1,109	1,929	11,894	799	1,920
OREO (net of income)	350	243	2,236	298	368
M&A	105	25	917	760	353
Income tax benefit	(119)	(346)	(4,331)	(276)	(558)
Pre-provision, pre-OREO, pre-M&A and pre-tax earnings	$2,493	$2,290	$1,602	$1,232	$1,091

(1)	Amounts include merger with ABI